VBI Vaccines Announces FDA Acceptance of Investigational New Drug

Application for VBI-1901 to Treat Glioblastoma Multiforme

VBI-1901 is a novel immunotherapy developed using VBI’s eVLP technology

On track to initiate a Phase I/2a clinical study in the second half of 2017

CAMBRIDGE, Mass., (Aug. 15, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that the U.S. Food and Drug Administration (FDA) has accepted the company’s Investigational New Drug Application (IND) for VBI-1901, a novel immunotherapy targeting Glioblastoma Multiforme (GBM), one of the most common and aggressive malignant primary brain tumors in humans. The IND enables VBI to initiate a multi-center Phase I/2a clinical study evaluating VBI-1901 in patients with recurrent GBM in the second half of this year.

VBI has leveraged its enveloped virus-like particle (eVLP) platform and expertise in immunology to develop a broadly active therapeutic vaccine that targets two highly immunogenic CMV antigens, gB and pp65, to direct a potent immune response against CMV infection. Scientific literature suggests CMV infection is prevalent in multiple solid tumors, including GBM. The vaccine candidate is combined with granulocyte-macrophage colony-stimulating factor (GM-CSF), an adjuvant that mobilizes dendritic cell function and seeks to enhance productive immunity against tumors.

“A growing body of research has demonstrated that GBM tumors may be susceptible to infection by CMV, with over 90% of GBM tumors expressing CMV antigens,” said Jeff Baxter, president and CEO of VBI. “FDA clearance of this IND is a significant milestone for VBI as we expand our eVLP platform into immuno-oncology applications.”

GBM Program Background

Glioblastoma is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal, with median patient survival of less than 16 months.

Targeted immunotherapy may provide a promising adjunct or alternative to conventional GBM treatment. Immunotherapy is a fundamentally different way of treating cancer that stimulates the patient’s immune system to resume its attack on tumors. While conventional therapies are non-specific and may damage surrounding normal tissues, targeted immunotherapy may offer a highly specific and potentially long-lasting treatment approach that leverages the immune system to protect against cancer.

Developing a broadly applicable GBM immunotherapy requires the identification of antigens that are consistently expressed on GBM tumor cells. Recent research has demonstrated that an anti-CMV dendritic cell vaccination regimen may extend overall survival in patients with GBM. Thus, effective targeting of CMV antigens may represent an attractive strategy for a GBM immunotherapy.

VBI Vaccines Inc. │ 222 Third Street, Suite 2241 │ Cambridge, MA 02142 │ 617-830-3031 │ info@vbivaccines.com	1

To learn more about VBI’s GBM immunotherapy program, visit: http://www.vbivaccines.com/gbm/

About VBI Vaccines Inc.

VBI Vaccines Inc. (VBI) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency and safety. VBI is headquartered in Cambridge, Mass., with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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VBI Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt.middleman@lifescipublicrelations.com

VBI Investor Contact

Nell Beattie

Director, Corporate Development and Investor Relations

Email: IR@vbivaccines.com

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

VBI Vaccines Inc. │ 222 Third Street, Suite 2241 │ Cambridge, MA 02142 │ 617-830-3031 │ info@vbivaccines.com	2